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Exhibit (a)(1)

Board of Directors
Digital Impact, Inc.
177 Bovet Road, Suite 200
San Mateo, California 94402

March 4, 2005

Members of the Board:

You have asked us to advise you with respect to the adequacy of the Offer (as defined below), from a financial point of view, made by infoUSA Inc. (the "Parent"), to the holders of the common stock, par value $0.001 per share (the "Company Common Stock"), of Digital Impact, Inc. (the "Company"). Upon the terms and subject to the conditions set forth in the Offer to Purchase, dated February 24, 2005 (the "Offer to Purchase"), and in the related letter of transmittal (which together constitutes the "Offer"), DII Acquisition Corp., a wholly owned subsidiary of the Parent, commenced a tender offer for all the outstanding shares of Company Common Stock for $2.00 per share in cash.

In arriving at our opinion, we have reviewed the Offer to Purchase and a draft dated March 4, 2005 of the Company's Solicitation/Recommendation Statement on Schedule 14D-9, to be filed with the Securities and Exchange Commission, as well as certain publicly available business and financial information relating to the Company. We have also reviewed certain other information relating to the Company, including financial forecasts provided to or discussed with us by the Company, and have met with the management of the Company to discuss the business and prospects of the Company. We have also considered certain financial and stock market data of the Company, and we have compared that data with similar data for other publicly held companies in businesses we deemed similar to those of the Company, and we have considered, to the extent publicly available, the financial terms of certain other business combinations and transactions which have recently been effected or announced. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on such information being complete and accurate in all material respects. With respect to the financial forecasts for the Company that we have reviewed, we have been advised, and we have assumed, that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company. In addition, we have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor have we been furnished with any such evaluations or appraisals. Our opinion is necessarily based upon information made available to us as of the date hereof and upon financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. We are not expressing any opinion as to the actual value of shares of Company Common Stock or the prices at which shares of Company Common Stock will trade at any time.

We have acted as financial advisor to the Company in connection with the Offer and will receive a fee for such services. We also will receive a fee for rendering this opinion. In addition, the Company has agreed to indemnify us for certain liabilities and other items arising out of our engagement. We and our affiliates have in the past provided financial and investment banking services to the Company unrelated to the Offer, for which services we have received compensation, and we and our affiliates may in the future provide certain investment banking and financial services to the Company and the Parent for which we would expect to receive compensation. We are a full service securities firm engaged in securities trading and brokerage activities, as well as providing investment banking and other financial services. In the ordinary course of business, we and our affiliates may acquire, hold or sell, for our and our affiliates' own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of the Company, the Parent and any other company that may be involved in the Offer, as well as provide investment banking and other financial services to such companies.

Board of Directors
Digital Impact, Inc.
March 4, 2005

It is understood that this letter is for the information of the Board of Directors of the Company in connection with its consideration of the Offer and does not constitute a recommendation to any stockholder as to whether such stockholder should tender shares of Company Common Stock pursuant to the Offer or with respect to how such stockholder should vote or act on any matter relating to the Offer.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Offer is inadequate, from a financial point of view, to the holders of Company Common Stock.

Very truly yours,
CREDIT SUISSE FIRST BOSTON LLC
By:	/s/ David A. Popowitz
Title:	Managing Director

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  Exhibit (a)(1)